Exhibit 99.1

NEWS RELEASE

CONTACT: Sara Grootwassink		6110 Executive Blvd, Suite 800 Rockville, Maryland 20852
Chief Financial Officer		Tel 301-984-9400
Direct Dial: 301-255-0820		Fax 301-984-9610
E-Mail: sgrootwassink@writ.com		www.writ.com
Newspaper Quote: WRIT

Page 1 of 1	FOR IMMEDIATE RELEASE	July 21, 2006

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES THE

APPOINTMENT OF TWO NEW TRUSTEES

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE), announces that on July 19th the Board of Trustees appointed Edward S. Civera and Thomas Edgie Russell, III, to serve as trustees effective immediately.

Mr. Civera currently serves as the Chairman of the Board of HealthExtras, Inc. (NASDAQ: HLEX), a publicly traded pharmacy benefit management company. He also serves as a member of the Board of Directors of MCG Capital Corporation (NASDAQ: MCGC), a publicly traded commercial finance company, and MedStar Health, a non-profit healthcare organization. In 2006, Mr. Civera was appointed to Chairman of the Executive and Special Committees at The Mills Corporation (NYSE: MLS) to assist the Board in the evaluation of strategic alternatives. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera has a Bachelor of Science in Accounting and a Master of Business Administration from St. Joseph’s University. Mr. Civera is a Certified Public Accountant.

Mr. Russell is President and Chief Executive Officer of Partners Realty, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers. Mr. Russell currently serves as a Director of Good Samaritan Hospital, a health-care facility operated by MedStar Health and Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care and adult day services. From 1988 to 1990, Mr. Russell was a Director of Florida Rock Industries (NYSE: FRK), a publicly traded construction materials company, and the Chief Operating Officer of its wholly owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to it being acquired by Florida Rock. Mr. Russell obtained his J.D. from the University of Maryland Law School, a Master of Business Administration from the University of Pennsylvania, and his Bachelor of Arts from Wesleyan University.

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington/Baltimore metropolitan region. WRIT owns a diversified portfolio of 78 properties consisting of 14 retail centers, 21 office properties, 12 medical office properties, 22 industrial/flex properties and 9 multi-family properties. We also own land for development. WRIT’s dividends have increased every year for 36 consecutive years. WRIT’s FFO per share has increased every year for 33 consecutive years. WRIT shares are publicly traded on the New York Stock Exchange (symbol: WRE).

Certain statements in this press release are “forward–looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, fluctuations in interest rates, availability of raw materials and labor costs, levels of competition, the effect of government regulation, the availability of capital, weather conditions, the timing and pricing of lease transactions, and changes in general and local economic and real estate market conditions.

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